Exhibit 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made and is effective October 26, 2015, by and between Aspen Insurance U.S. Services Inc., a Delaware Corporation (the "Employer"), and David Cohen (the "Employee").

WHEREAS, the Employee and the Employer wish to enter into a written agreement setting forth the terms and conditions of the Employee's employment with the Employer and the services to be rendered to the Employer and its Affiliates as defined in Section 18 below (the Employer and its Affiliates are collectively "Aspen" or the "Company");

NOW, THEREFORE,

In consideration of the Employee's employment with the Employer, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Employer and the Employee agree as follows:

l .    Employment. The Employer agrees to employ the Employee, and the Employee agrees to be employed by the Employer, and to provide services to Aspen, on the terms and conditions set forth below. The Employee shall be employed under this Agreement on an at-will basis for an indefinite period of time, and subject to the provisions of Section 5, the Employee or the Employer may terminate the employment relationship with or without notice at any time and for any or no reason or cause. The Employer is not bound to follow any policy, procedure or process in connection with employee discipline, employment termination or otherwise.

2.	Position and Duties.

(a)    Position, Duties and Responsibilities. The Employee shall serve as President & Chief Underwriting Officer - Aspen Insurance and shall use the Employee's best efforts, skill and abilities to promote the interests of the Company, and to faithfully and diligently perform such duties and responsibilities as may from time to time be assigned to the Employee by the Company's management. In such capacity, the Employee shall be subject to the general supervision of the Global Chief Executive Officer -Aspen Insurance, or his designees. If requested by the Company, the Employee shall also serve, with no additional compensation, on the Board of Directors of the Company (the "Board") and/or as an officer and/or director of other subsidiaries of Aspen Insurance Holdings Limited ("Holdings") or other affiliates of the Company. The Employee agrees to resign from the Board, if applicable, and from the boards of any such subsidiary or affiliate, as applicable, upon termination of employment with the Employer or upon written request of the Company or the Employer.

(b)    Time and Attention. Excluding any periods of Paid Time Off ("PTO") to which the Employee is entitled, the Employee shall devote substantially all of the Employee's attention and time during normal working hours to the business and affairs of the Company. It shall not be considered a violation of the foregoing, however, for the Employee to (i) serve on boards and committees of, and otherwise participate in, corporate, industry, educational, religious, civic or charitable activities or (ii) make and attend to passive personal investments in such form as will not require any material time or attention to the operations thereof during normal working time, so long as such activities in clauses (i) and (ii) do not interfere with the performance of the Employee's responsibilities as an employee of the Employer in accordance with this Agreement or violate the provisions of Section 7 hereof.

(c)    Licenses. If requested by the Employer, the Employee shall take such industry tests or obtain such industry licenses as shall be necessary or appropriate to carrying out the functions contemplated hereby.

(d)    Location. The Employee's principal place of employment shall be at the Employer's office in New York City, or such other location as the Employer designates no more than 25 miles away from New York City. The Employee shall travel as reasonably necessary for the perf01mance of the Employee's duties.

3.Compensation and Benefits. The Employee's compensation shall be determined by, and in the sole discretion of, the Employer. The regular compensation and benefits payable to the Employee under this Agreement shall be as follows:

(a)    Annual Base Salary. For all services rendered by the Employee under this Agreement, the Employer shall pay the Employee compensation at the annualized rate of $650,000 per year (the "Annual Base Salary"), payable in accordance with the Employer's regular payroll practice for senior executives of the Employer, as in effect from time to time. The Employee's Annual Base Salary and performance shall be reviewed from time to time and, in the sole discretion of the Employer, the Annual Base Salary may be increased pursuant to such performance reviews or for other reasons, and if so increased the Annual Base Salary will be such increased amount.

(b)    2015 Annual Bonus. The Employee, shall be eligible to receive a guaranteed 2015 annual bonus of $500,000 payable in March 2016 if the Employee is employed with the Company through March 2016. The Employee shall not be eligible for this bonus, and such bonus shall not be earned, if the Employee is not employed with the Company through March 2016.

(c)    Subsequent Annual Bonuses. The Employee shall be eligible to participate in the Employer's discretionary annual bonus arrangements. Payment of such annual bonuses, if any, shall be made no later than March 15th of the calendar year following the calendar year to which the bonus relates. The Employee's bonus target shall be one hundred percent (100%) of salary (this percentage is not a guarantee or minimum amount, nor is it a cap or a limit, and the actual bonus, if any, payable to the Employee shall be within the sole discretion of the Employer). The Employee shall not be eligible for the discretionary annual bonus, and such bonus shall not be earned, if the Employee is not employed with the Company on the date that such bonuses are paid to the Company's employees. For purposes of Section 5(g) of this Agreement, the "Recent Average Bonus" shall mean the average of the annual bonuses paid or payable to the Employee in respect of the last three full fiscal years prior to the Effective Date (as defined in Section 2l (a) below) or, if the Employee was first employed by the Employer after the beginning of the earliest of such three fiscal years, the average of the bonuses paid or payable under such plan(s) in respect of the fiscal years ending before the Effective Date during which the Employee was employed by the Employer, with such bonus being annualized with respect to any such fiscal year if the Employee was not employed by the Employer for the whole of such fiscal year. If the Employee has not been eligible to earn such a bonus for any period prior to the Effective Date, the "Recent Average Bonus" shall mean the Employee's target annual bonus for the year in which the Effective Date occurs.

(d)    Restricted Stock Units. The Employee will receive restricted stock units (the "RSU's") with a value of three hundred thousand dollars ($300,000) within one month after his employment commences, subject to the rules of the 2013 Share

Incentive Plan (the "SIP") and any grant letter relating to such grant, approval of the grant by the Company's Compensation Committee if required and receipt by the Company of appropriate documentation showing the forfeiture of equity awards from the Employee's prior employer, unless agreed otherwise by the Global Chief Executive Officer -Aspen Insurance, and satisfaction of the requirements of U.S. federal and state securities Laws. The award will vest in three equal tranches on the first, second and third anniversary of the grant date.

(e)Long Term Incentive Program. In or about February 2016, the Employee will participate in the Aspen Group 201 5 long term incentive program in the amount of nine hundred thousand dollars ($900,000), subject to approval by the Company's Compensation Committee, and such participation shall be governed by the SIP and any SIP-related grant documents governing such participation (such participation is the "Long Term Incentive Compensation"). Continuing participation and award grants are subject to the sole discretion of the Company, may vary each year, and are awarded at, and subject to, the approval of the Company's Compensation Committee.

(f)Share Incentive Plan. The Employee shall be eligible to receive discretionary awards under the SIP or any subsequent share incentive plan or plans that are generally applicable to similarly-situated employees of the Employer (collectively, "Share Incentive Compensation"). Whether or not the Employee receives such awards, and the amount (if any) of such awards, shall be within the sole discretion of the Employer, and each and every such award shall be governed by the terms of the share incentive plan under which the award occurs.

(g)Other Benefits. The Employee shall be eligible to participate in all employee benefit plans which the Employer may, from time to time, have in effect for all or most of its employees. Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Employer, applicable law, and the discretion of the Employer or any administrative or other committee provided for in, or contemplated by, any such plan.
Nothing contained in this Agreement shall be construed to create any obligation on the part of the Company to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time. To the extent there is any conflict between the terms of this Agreement and the applicable benefit plan documents, the terms of the plan documents shall govern.

(h)PTO. The Employee shall be entitled to 24 days of PTO per calendar year, accruing throughout the calendar year in accordance with Company policy. PTO days not used within the calendar year up to a maximum of two weeks (10 days) shall be either carried forward to subsequent years or paid out in cash, as determined by the Employer.

4.Notwithstanding anything to the contrary in this Agreement, the Employer retains the sole discretion to modify the Employee 's position, duties, responsibilities, title, location, compensation or benefits, and any such modification shall not constitute a breach of the Agreement by the Employer. The compensation provided for in this Section 3 shall be inclusive of any and all fees and other compensation to which the Employee may at any time be entitled as an employee, officer or director of the Company.

5.Expense Reimbursements. The Employer will reimburse the Employee for reasonable and necessary business expenses actually incurred in rendering to the Company the services provided for hereunder, payable in accordance with the Employer's customary practice, after the Employee timely and properly completes and submits written expense statements or such other supporting information as the Employer may customarily require for reimbursement of such expenses. Payments with respect to reimbursements of expenses shall be made promptly, but in any event within six (6)

months after the Employee submits documentation of such expense in accordance with Company policy. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.

6.Termination and Termination Benefits. The Employee's employment hereunder shall terminate under the following circumstances:

(a)    Termination by the Employer for Cause. The Employee's employment hereunder may be terminated by the Employer for Cause effective immediately, upon written notice to the Employee. Upon termination for Cause, the Employer shall pay to the Employee a payment reflecting accrued but unused PTO days and any unreimbursed business expenses under
Section 4, provided that reimbursement of such unreimbursed business expenses shall be made with six (6) months after the Employee submits documentation of such expenses in accordance with Company policy, and the Employer shall have no further liability to the Employee other than: (1) Annual Base Salary through the date of termination of employment Base; and (2) any vested RSU's, vested Long Term Incentive Compensation or vested Share Incentive Compensation (in all cases, in accordance with the plan or grant letter applicable to such compensation). Other than as set forth in in this Section 5(a), the following shall constitute "Cause" for such termination:

(i)
continued failure or refusal to satisfactorily perform the Employee's employment duties (for the avoidance of doubt, the standard for determining whether the Employee has failed or refused to satisfactorily perform the Employee's duties will be an objective standard, not the Employer's or the Employee's subjective views, and neither the Employer's determination nor the Employee's determination as to such refusal or failure shall be binding in any subsequent dispute between the parties);

(ii)
material breach of any (x) rule or regulation applicable to the activities of the Employer or its affiliates; or (y) written policy of or written agreement with the Employer (including any breach of this Agreement by

Employee);

(iii)    commission of any felony or any crime involving fraud or dishonesty;

(iv)	any conduct by the Employee involving intentional wrongdoing, gross negligence, fraud or dishonesty;

(v)	disparaging statements or acts of the Employee pertaining to the Company; or

(vi)	engagement in conduct that is intentionally harmful to the Company or its clients.

Notwithstanding anything to the contrary in this Agreement, the following shall exclusively constitute "Cause" for termination of employment if such termination occurs during the Employment Period:

(1)    the willful and continued failure of the Employee to perform substantially the Employee's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness or following the Employee's delivery of a notice of termination for Good Reason), after a written demand for substantial performance is delivered to the Employee by the Board or the Chief Executive Officer of the Employer that specifically identifies the manner in which the Board or Chief Executive Officer of the Employer believes that the Employee has not substantially performed the Employee's duties, or

(2)    the willful engaging by the Employee in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. For purposes of this provision, no act or failure to act, on the part of the Employee, shall be considered "willful" unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, or if Holdings is not the ultimate parent entity of the Employer and is not publicly traded, the board of directors (or, for a non-corporate entity, equivalent governing body) of the ultimate parent of the Employer (the "Applicable Board") or upon the instructions of the Chief Executive Officer of Holdings or the Employer or a senior officer of the Employer and its affiliated companies or based upon the advice of counsel for the Employer and its affiliated companies shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Employer and its affiliated companies. The cessation of employment of the Employee shall not be deemed to be for Cause unless and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Applicable Board (excluding the Employee if the Employee is a member of the Applicable Board) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Employee and the Employee is given an opportunity, together with counsel for the Employee, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, the Employee is guilty of the conduct described in subparagraph (1) or (2) above, and specifying the particulars thereof in detail.

(b)    Termination by the Employee. The Employee's employment hereunder may be terminated by the Employee, without Good Reason (as defined below), by written notice to Global Chief Executive Officer - Aspen Insurance at least ninety (90) days prior to such termination. A termination of employment by the Employee, with or without Good Reason, will result in the Employee's forfeiture of any annual bonus that might otherwise have been awarded for the then-current performance year. For the purposes of this Agreement, "Good Reason" shall mean that without the Employee's written agreement, the Employer:

(i)	reassigns the Employee's primary place of employment to a location that is more than 25 miles from the Employee's primary place of employment;

(ii)	materially reduces the Employee's salary, other than as part of an across the-board reduction that applies to all employees similarly situated to the Employee; or

(iii)	does not approve of the RSU's or the Long Term Incentive Compensation.

Notwithstanding anything to the contrary in this Agreement, the following additional provisions shall also constitute "Good Reason" for termination of employment during the Employment Period:

(iv)	the Employer diminishes Employee's duties or responsibilities; or

(v)	the Employer has Employee report to someone other than the Global Chief Executive Officer - Aspen Insurance.

However, an event that is or would constitute Good Reason shall cease to constitute Good Reason if: (i) the Employee does not provide the Employer with written notice of the conduct alleged to be "Good Reason"; (ii) the Employer reverses the action or cures such conduct within 30 days after receiving such notice; or (iii) the Employee does not actually terminate the Employee's employment for Good Reason within 10 days after the Employer's right to cure has expired. For the avoidance of doubt, in the event that the Employer reverses the action or cures such conduct within 30 days after receiving such notice, the Employee may withdraw his written notice and remain employed under the terms of this Agreement.

(c)Termination by the Employer Without Cause. Subject to the Employer's payment obligations set forth in Section 5(f) and 5(g) below, the Employer may terminate the Employee's employment without Cause (as defined above), effective immediately, upon written notice to the Employee. An assertion of "constructive discharge" by Employee, or such a finding, shall not constitute a termination without Cause.

(d)Disability. If due to physical or mental illness or disability, the Employee shall be disabled so as to be unable to perform substantially the Employee's essential duties and responsibilities hereunder for 180 continuous days.

(e)Death. The Employee's employment with the Employer shall terminate immediately upon the death of the Employee.

(f)Certain Termination Payments - Termination without Cause or for Good Reason without a Change of Control. In the event that the Employer terminates the Employee's employment without Cause (as defined above), or the Employee terminates employment for Good Reason (as defined above):

(i)    the Employer shall pay to the Employee in a lump sum in cash within 30 days after the termination of employment the following amounts:

(A)    Annual Base Salary through the date of termination of employment Base; any vested RSU's, vested Long Term Incentive Compensation or vested Share Incentive Compensation (in all cases, in accordance with the plan or grant letter applicable to such compensation); any accrued but unused PTO; and any unreimbursed business expenses (subject to paragraph 4 above);

(B)    a lump sum equal to one hundred percent (100%) the Employee's Annual Base Salary; and

(C)    a lump sum equal to the lesser of (i) the Employee's then current annual bonus target (as determined in accordance with paragraph 3(c) above), or (ii) the average actual Annual Bonus paid to the Employee for the three (3) years preceding the year in which the date of termination occurs (including for these purposes the payments made under paragraph 3(c) above).

(ii) Any and all payments referenced in Section 5(f)(i) are subject to applicable taxes and withholdings. Further, any and all payments referenced in Sections 5(f)(i)(B) and 5(f)(i)(C) of this Agreement are subject to: (A) the Employee's continuing compliance with the Employee's post-employment obligations set forth in this Agreement; and (B) the Employer's receipt of a general release of claims against the Employer and its Affiliates, as defined in Section 18 below, in such form as is required by the Employer, executed by the Employee, and the expiration of any waiting or revocation periods contained in such release, in each respect not later than thirty (30) days after the termination of the Employee's employment. For the avoidance of doubt, any and all payments referenced in Sections 5(f)(i)(B) and 5(f)(i)(C) of this Agreement are subject to the Employee's execution of such release and shall be forfeited if, within thirty (30) days after termination of the Employee's employment and Employee's receipt of the release, the executed release (1) is not received by the Employer and (2) is not final and irrevocable. The Employee and the Employer agree that the Employee will not be entitled to, and will not receive, the termination payments set forth in Sections 5(f)(i)(B) and 5(f)(i)(C) of this Agreement if the Employee's employment with the Employer is terminated: (i) by the Employer for Cause; (ii) by the Employee without Good Reason; (iii) due to the Employee's Disability pursuant to Section 5(d); or (iv) due to the Employee's death pursuant to Section 5(e).

(g)Certain Termination Payments - Termination without Cause or for Good Reason in connection with a Change of Control. If, during the Employment Period (as defined in Section 21(b) below), the Employer terminates the Employee's employment without Cause (as defined above), or the Employee terminates employment for Good Reason (as defined above):

(i)    the Employer shall pay to the Employee in a lump sum in cash within 30 days after the termination of employment the following amounts:

(A)    the sum of (1) the Employee's Annual Base Salary through the date of termination of employment to the extent not theretofore paid, (2) the Employee's business expenses that are reimbursable pursuant to Section 4 but that have not been reimbursed by the Employer as of the date of termination; (3)
the Employee's Annual Bonus for the fiscal year immediately preceding the fiscal year in which the date of termination occurs, if such bonus has been determined by the Employer but not paid as of the date of termination; (4) any accrued PTO to the extent not theretofore paid (the sum of the amounts described in subclauses (1), (2), (3) and (4), the “Accrued Obligations") and (5) an amount equal to the product of (x) the Recent Average Bonus (as defined in Section 3(c) above) and

(y) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365 (the "Pro Rata Bonus"); provided that notwithstanding the foregoing, if the Employee has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of the Annual Base Salary or the Annual Bonus described in clauses (1) or (3) above, then for all purposes of this Section 5(g)(i)(A), such deferral election and the terms of the applicable arrangement shall apply to the same portion of the amount described in such clause (1) or clause (3), and such portion shall not be considered as part of the "Accrued Obligations" but shall instead be an "Other Benefit" (as defined below); and

(B)	the amount equal to the product of (1) one and one-half (1.5) and
(2) the sum of (x) the Employee's Annual Base Salary and (y) the Recent Average Bonus;

(ii)    all share options and other equity-based awards held by the Employee immediately shall vest and (in the case of share options) remain exercisable for the remainder of their terms, and any performance conditions relating to those share options or other equity-based awards shall be deemed to have been satisfied at the greater of target performance levels and actual performance (annualized for the full performance period) as of the date of termination;

(iii)the Employer shall provide the Employee with the additional contributions that would have been made on the Employee's behalf in the pension and retirement plans of the Company and its affiliated companies in which the Employee participates, plus the additional amount of any benefit the Employee would have accrued under any excess or supplemental retirement plan of the Company in which the Employee participates, in each case, that the Employee would have received if the Employee employment had continued for 12 months after the date of termination; provided, however, if any contribution or participation limits would prevent the Employee from receiving the full value of the benefits contemplated hereunder, any portion of the benefits that cannot be provided under the applicable benefit plans shall instead be paid in a lump sum in cash within 30 days after the date of termination;

(iv)the Employer shall pay to the Employee in a lump sum in cash within 30 days after the date of termination an amount equal to the cost of premiums for continued participation in the medical plan of the Company with respect to the maximum level of coverage in effect for the Employee and his spouse and dependents on the date of termination for 12 months after the date of termination, less the cost of premiums that the Employee would have had to pay had he remained employed to continue such participation for such 12-month period;

(v)the Employer shall, at its sole expense as incurred, provide the Employee with outplacement services the scope and provider of which shall be selected by the Employee in the Employee's sole discretion, but the cost thereof shall not exceed $40,000; provided, further, that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the date of termination;

(vi)to the extent not theretofore paid or provided, the Employer shall timely pay or provide to the Employee any other amounts or benefits required to be paid or provided or that the Employee is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits") in accordance with the terms of the underlying plans or agreements; and

(vii)    any and all payments and benefits referenced in Section 5(g) of this Agreement are subject to applicable taxes and withholdings. Further, any and all payments referenced in Sections (5)(g)(i)(B) and 5(g)(ii) through 5(g)(vi) of this Agreement are subject to:
(A) the Employee's continuing compliance with the Employee's post-employment obligations set forth in this Agreement; and (B) the Employer's receipt of a general release of claims against the Employer and its Affiliates, as defined in Section 18 below, in such form as is required by the Employer, executed by the Employee, and the expiration of any waiting or revocation periods contained in such release, in each respect not later than thirty (30) days after the termination of the

Employee's employment. For the avoidance of doubt, any and all payments referenced in Sections (5)(g)(i)(B) and 5(g)(ii) through 5(g)(vi) of this Agreement are subject to the Employee's execution of such release and shall be forfeited if, within thirty (30) days after termination of the Employee's employment, the executed release (1) is not received by the Employer and (2) is not final and irrevocable. The Employee and the Employer agree that the Employee will not be entitled to, and will not receive, the termination payments set forth in Sections (5)(g)(i)(B) and 5(g)(ii) through 5(g)(vi) of this Agreement if the Employee's employment with the Employer is terminated: (i) by the Employer for Cause; (ii) by the Employee without Good Reason; (iii) due to the Employee's disability pursuant to Section 5(d); or (iv) due to the Employee's death pursuant to Section 5(e).

(h)    Separation from Service. Notwithstanding any provision in this Agreement to the contrary, no payment that constitutes a deferral of compensation subject to Code Section 409A shall become payable to the Employee under Section 5 of this Agreement as a result of the termination of the Employee's employment, unless such termination of employment constitutes a "Separation from Service" within the meaning of Section 409A(a)(2)(A)(i) of the United States Internal Revenue Code of 1986, as amended (the "Code").

(i)    Six-Month Delay. Notwithstanding any provision in this Agreement to the contrary, if the Employee is a "Specified Employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Employee's Separation from Service (the "Separation Date") and the right to any payment (including the provision of benefits) hereunder as a result of such Separation from Service provides for the "deferral of compensation" within the meaning of Section 409A(d)(1) of the Code, then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Employee's death, if the earlier making of such payment would result in tax penalties being imposed on the Employee under Section 409A of the Code. The amount of any payment that would otherwise be paid to the Employee during this period shall instead be paid to the Employee on the first business day following the date that is six months following the Separation Date or, if earlier, the date of the Employee's death.

(j)    Separate Payments. Notwithstanding any provision in this Agreement to the contrary, to the extent that any payment to the Employee upon the Employee's Separation from Service in accordance with Section 5(f) is paid periodically, each such payment shall be considered a separate payment.

6.Litigation and Regulatory Cooperation. The Employee shall reasonably cooperate fully with the Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired while the Employee is employed by the Employer. The Employee's full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times. The Employee shall also reasonably cooperate fully with the Employer in connection with any examination or review of any federal, state or local regulatory authority as any such examination or review relates to events or occurrences that transpired while the Employee was employed by the Employer. The Employer will reimburse the Employee for any reasonable out-of-pocket expenses incurred in connection with such cooperation (such reimbursement does not include attorney's fees).

7.	Confidential Information, Inventions, Non-Solicitation and Non-Disparagement.

(a)    Definitions.

(i)    Proprietary Information. During the course of the Employee's employment with the Employer, the Employee will be given unique and specialized training and will have access to the trade secrets and other confidential information on which the Employer's business is based. As used in this Agreement, "Proprietary Information" means (1) the information referred to in the preceding sentence, (2) information regarding products and/or services the Company may subsequently sell, manufacture or have under development, active consideration or planning, (3) Inventions and Developments (as defined below), and (4) any other information which the

Company possesses or to which the Company has rights which have value to the Company, including (by way of example and without limitation) trade secrets, product ideas, designs, configurations, processes, techniques, formulas, software, improvements, data, know-how, copyrightable materials, marketing plans and strategies (including but not limited to social media plans and strategies), production plans and strategies, costs, pricing, vendor lists, contact lists and customer lists. Proprietary Information includes information developed by the Employee in the course of the Employee's employment by the Employer or otherwise relating to Inventions which belong to the Employer under Section 7(e) below, as well as other information to which the Employee may have access in connection with the Employee's employment.

(ii)    Inventions and Developments. As used in this Agreement, "Inventions and Developments" means any and all inventions, developments, creative works, photography and useful ideas of any description whatsoever, whether or not patentable. Inventions and Developments include, by way of example and without limitation, discoveries and improvements which consist of or relate to any form of Proprietary Information.

(iii)    Employer-Related Inventions and Developments. For purposes of this Agreement, "Employer-Related Inventions and Developments" means all Inventions and Developments which either (A) relate at the time of conception or development to the actual or demonstrably anticipated business of the Company or to its actual or demonstrably anticipated research and development; (B) result from or relate to any work performed for the Company, whether or not during normal business hours; (C) are developed on Company's premises; or (D) are developed through the use of the Company's Proprietary Information, equipment and software, or other facilities or resources.

(b)    Goodwill. The Employee acknowledges and agrees that: (i) during and as a result of the Employee's employment by the Employer, the Employee will acquire experience, skills and knowledge related to the Company's business; and (ii) the Company depends upon its goodwill which it will entrust to the Employee during the term of the Employee's employment by the Employer by affording the Employee the opportunity to become acquainted with the clients, customers, accounts, prospects, suppliers and licensees of the Company, to establish business relationships with them and to have access to records detailing their business activities with the Company.

(c)    Confidentiality. The Employee understands and agrees that the Employee's employment creates a relationship of confidence and trust between the Employee and the Employer with respect to: (i) all Proprietary Information, and (ii) the confidential information of others with which the Employer has a business relationship. The information referred to in clauses (i) and (ii) of the preceding sentence is referred to in this Agreement, collectively, as "Confidential Information." At all times, both during the Employee's employment with the Employer and after its termination, the Employee will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Employer, except as may be necessary in the ordinary course of performing the Employee's duties to the Employer. The Employee understands that the restrictions contained in this Section extend to and expressly prohibit disclosure of Confidential Information through social media, including, but not limited to, social or professional networking websites, wikis, blogs, virtual worlds, personal websites, image-sharing websites, video-sharing websites, message boards, chat rooms and discussion forums ("Social Media"). The restrictions set forth in this Section 7(c) will not apply to information which is generally known to the public or in the trade, unless such knowledge results from an unauthorized disclosure by the Employee, or to information which was known by Employee prior to being employed by Employer.

(d)    Documents. Records, etc. All documents, records, apparatus, equipment, photography and other physical property, whether or not pertaining to Proprietary Information, which are furnished to the Employee by the Employer or are produced by the Employee in connection with the Employee's employment will be and remain the sole property of the Employer. Upon termination of the Employee's employment, the Employee will immediately return to the Employer all Company property, documents (including without limitation all written and graphic notes of any kind and description, including customer and contact lists, letters, correspondence, memoranda, notes, reports, computer or data processing results, computer software or data processing tapes, photography, disks or other material in machine readable form) and any Confidential Information. Further, upon termination of employment, the Employee shall remove from the Employee's personal Social Media any designation or indication that he or she is a current employee of the Employer. Employee may keep his personal LinkedIn or similar online networking profile, which is neither Confidential Information nor the Employer's property.

(e)    Ownership Inventions and Developments. The Employee agrees that all Company-Related Inventions and Developments which the Employee conceives or develops, in whole or in part, either alone or jointly with others, during the term of the Employee's employment with the Employer will be the sole property of the Employer. The Employer will be the sole owner of all patents, copyrights and other proprietary rights in and with respect to such Company-Related Inventions and Developments. To the fullest extent permitted by law, such Company-Related Inventions and Developments will be deemed works made for hire. The Employee hereby transfers and assigns to the Employer any proprietary rights which the Employee may have or acquire such Company-Related Inventions and Developments, and the Employee waives any moral rights or other special rights which the Employee may have or accrue therein. The Employee agrees to execute any documents and take any actions that may be required to effect and confirm such transfer and assignment and waiver. The provisions of this Section 7(e) will apply to all Company-Related Inventions and Developments which are conceived or developed during the term of the Employee's employment with the Employer, whether before or after the date of this Agreement, and whether or not further development or reduction to practice may take place after termination of the Employee's employment, for which purpose it will be presumed that any Company-Related Inventions and Developments conceived by the Employee which are reduced to practice within one year after termination of the Employee's employment were conceived during the term of the Employee's employment with the Employer unless the Employee is able to establish a later conception date by clear and convincing evidence. The provisions of this Section 7(e) will not apply, however, to any Inventions and Developments which may be disclosed in a separate Schedule attached to this Agreement prior to its acceptance by the Employer, representing Inventions and Developments made by the Employee prior to the Employee's employment by the Employer.

(f)    Obtaining and Enforcing Proprietary Rights. The Employee agrees to reasonably assist the Employer, at the Employer's request from time to time and at the Employer's expense, to obtain and enforce patents, copyrights or other proprietary rights with respect to Company Related Inventions and Developments in any and all countries. The Employee will execute all documents reasonably necessary or appropriate for this purpose. This obligation will survive the termination of the Employee's employment, provided that the Employer will compensate the Employee, at a reasonable rate after such termination for time actually spent by the Employee at the Employer's request on such assistance. In the event that the Employer is unable for any reason whatsoever to secure the Employee's signature to any document reasonably necessary or appropriate for any of the foregoing purposes (including renewals, extensions, continuations, divisions or continuations in part), the Employee hereby irrevocably designates and appoints the Employer and its duly authorized officers and agents as the Employee's agents and attorney-in fact to act for the Employee and on the Employee's behalf, but only for the purpose of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by the Employee.

(g)    Non-Solicitation. During the Non-Solicitation Period (as defined herein), and regardless of the reason for the termination of the Employee's employment with the Employer, the Employee will not, directly or indirectly: (1) hire, employ, engage, solicit, entice, encourage, accept or cause to terminate his or her relationship with the Company, or otherwise become involved in a business association with, any person who is employed by or is engaged as a consultant to, or at any time during the year prior to the termination of the Employee's employment with the Employer was employed by or was engaged as a consultant to, the Company (regardless of who initiates any such contact); or (2) contact, solicit, divert, take away or attempt to contact, solicit, divert or take away, any clients, customers, suppliers, vendors or accounts, or prospective clients, customers, suppliers, vendors or accounts, of the Company that the Employee serviced, contacted or solicited during the Employee's employment with the Company, For the avoidance of doubt, nothing in this Agreement prohibits the Employee from having any communications with brokers or agents regarding entities that are not clients, customers, suppliers, vendors or accounts of the Company. The Employee acknowledges that the restrictions contained in this Section extend to and expressly prohibit conduct via Social Media that would violate this Section. For purposes of this Section 7, the term "Non-Solicitation Period" shall mean the period of time during which the Employee is employed by the Employer and for the twelve (12) month period following the termination of the Employee's employment with the Employer.

(h)    Non-Disparagement. The Employee agrees that the Employee will not, during the Employee's employment with the Employer or at any time thereafter, disclose to the public or any person, any false or misleading information, or any information that reflects negatively upon or otherwise disparages the Company (including its officers, directors and employees) or which is intended to harm the reputation of the Company including, but not limited to, any statements that disparage any product, service, capability or any other aspect of the business of the Company, including via Social Media; provided, however, that the Employee may make good faith statements that are required for legitimate business purposes.

(i)    Injunctive Relief/Attorneys’ Fees. The Employee understands and acknowledges that the Company’s Proprietary Information, Inventions and Developments, and goodwill are of a special, unique, unusual character which gives them a peculiar value, the loss of which cannot be reasonably compensated in damages in an action at law. The Employee understands and acknowledges that, in addition to any and all other rights or remedies that the Employer may possess, the Employer shall be entitled to injunctive and other equitable relief, without posting a bond, if the Employee breaches any portion of this Agreement or in order to prevent a breach or threatened breach of this Agreement (and/or any provision thereof and in particular, the provisions contained in this Section 7 regarding non-solicitation, confidentiality and non disparagement) by the Employee. Further, to the extent permitted by law, the parties agree that the prevailing party shall be responsible for payment of the other parties' reasonable attorneys' fees and costs in any action against to enforce this Agreement.

(j)    Communication with Government Agency. Nothing in this Agreement including, without limitation, the provisions of this Section 7, shall limit or affect the Employee’s right to file an administrative charge or otherwise communicate with any federal, state or local government office, official or agency.

8.	Withholding. All payments made by the Employer under this Agreement shall be net of any tax or other amounts required to be withheld by the Employer under applicable law.

9.
Integration. This Agreement constitutes the entire agreement and understanding between the parties with regard to the subject matter herein. It supersedes and cancels any prior understandings, agreements or representations by or between the parties, written or oral, relating to the subject matter herein. The Employee acknowledges that, in entering into this Agreement, the Employee is not relying on any promises or representations (whether oral or written) other than those set forth in this Agreement.

10.
Assignment; Successors and Assigns, etc. Neither the Employer nor the Employee may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided, however, that the Employer may assign its rights under this Agreement without the consent of the Employee in the event that either the Employer or its parent corporation, if any, shall hereafter effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Employer and the Employee, their respective successors, executors, administrators, heirs and permitted assigns.

11 .
Enforceability. The provisions of this Agreement are severable. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provisions in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any obligation of the Employee's under Section 7 of this Agreement is held to be unenforceable because of the duration of such obligation, the court making such determination shall have the power to reduce the duration of such provision, and in its modified form such provision shall be enforceable.

12.
Forwarding of Agreement. The Employee hereby acknowledges and agrees that the Employer may, in order to protect its interests, send a copy of this Agreement to any future employer of the Employee, and that the Employee shall have no claim against the Employer in the event it does so.

13.
Advice of Counsel/Construction. The Employee acknowledges that the Employee has been advised by the Employer to review the terms of this Agreement with legal counsel of the Employee's choice and that the Employee has been given a reasonable opportunity to seek such legal advice.

14.
Employee Acknowledgement. Subject to the Employee's ability to terminate employment for Good Reason, the Employee acknowledges and agrees that the Employee's responsibilities, duties, position, compensation, title and/or other terms and conditions of employment may change from time to time or the Employee may have a break in service or employment with the Employer and, notwithstanding any change in any terms and conditions of employment or a break in service or employment, this Agreement shall remain in full force and effect.

15.
Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.
Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail or via a nationally known overnight delivery service, postage prepaid, to the Employee at the last address the Employee has filed in writing (including electronically) with the Employer or, in the case of the Employer, at its main offices in New York, attention of the General Counsel.

17.	Amendment. This Agreement may be amended or modified only by a written instrument signed by the Employee and the Employer.

18.
Affiliates. For purposes of this Agreement, "Affiliates" means all persons and entities, now or in the future, directly or indirectly controlling, controlled by or under common control with Aspen Insurance U.S. Services Inc. where control may be by either management authority or equity interest.

19.
Governing Law/Forum.    This Agreement shall be governed by the law of the State of New York, without reference to the choice of law rules that would cause the application of the law of any other jurisdiction. The Employee agrees that any and all suits regarding this Agreement shall be brought solely and exclusively in the State of New York and the Employee hereby consents to the jurisdiction of the state or federal courts of the State of New York.

20.	Section 409A Compliance. This Agreement is intended to meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent.

21.	Certain Definitions.

(a)    The "Effective Date" shall mean the first date during the Change of Control Period (as defined in Section 2l(c) below) on which a Change of Control (as defined in
Section 2l (c) below) occurs. Notwithstanding anything in this Agreement to the contrary, if (A) the Employee's employment with the Employer is terminated by the Employer, (B) the date of termination is prior to the date on which a Change of Control occurs, and (C) it is reasonably demonstrated by the Employee that such termination of employment (i) was at the request of a third party that has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement, the "Effective Date" means the date immediately prior to such date of termination.

(b)    The "Employment Period" shall mean the period commencing on the Effective Date and ending on the second anniversary of such date. The Employment Period shall terminate upon the Employee's termination of employment for any reason.

(c)    The "Change of Control Period" shall mean the period commencing on the date of this Agreement and ending on the third anniversary of the date of this Agreement; provided, however, that commencing on the date one year after the date of this Agreement, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Employer shall give notice to the Employee that the Change of Control Period shall not be so extended.

22.	Change of Control. For the purpose of this Agreement, a "Change of Control" shall mean:

(a)    the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of Holdings to any Person (as such term is used for purposes of Section 13(d) or 14(d) of the U.S. Securities Exchange Act of 1934, as amended, or any successor thereto (the “Exchange Act") or any successor section thereto) or Group (as such term is used for purposes of Section 13(d)(3) or 14(d)(2) of the Exchange Act or any successor section thereto) (other than (i) any subsidiary of Holdings or (ii) any entity that is a holding company of Holdings (other than any holding company that became a holding company in a transaction that resulted in a Change in Control) or any subsidiary of such holding company);

(b)    any Person or Group is or becomes the Beneficial Owner (as such term is defined in Rule l 3d-3 under the Exchange Act or any successor rule thereto, provided that the term shall include beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 30% of the combined voting power of the voting shares of Holdings (or any entity that is the Beneficial Owner of more than 50% of the combined voting power of the voting shares of Holdings), including by way of merger, consolidation, tender or exchange offer or otherwise; excluding, however, the following: (i) any acquisition directly from Holdings, (ii) any acquisition by Holdings, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Holdings or any corporation controlled by Holdings, or (iv) any acquisition by any business entity pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 22;

(c)    the consummation of any transaction or series of transactions resulting in a merger, consolidation or amalgamation (a “Business Combination"), in which Holdings is involved, unless following such transaction or series of transactions (i) the shareholders of Holdings immediately prior thereto continue to own (either by remaining outstanding or by being converted into voting securities of the surviving entity), in the same proportion as immediately prior to the transaction(s), more than 50% of the combined voting power of the voting shares of Holdings or such surviving entity outstanding immediately after such Business Combination, (ii) no Person (excluding any business entity resulting from such Business Combination or any employee benefit plan (or related trust) of Holdings or such business entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the voting shares of the resulting business entity except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors (or equivalent body) of the business entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)    a change in the composition of the Board such that the individuals who, as of the date of this Agreement, constitute the Board (such Board shall be referred to for purposes of this subsection (d) as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the date of this Agreement, whose election by the Board, or nomination for election by Holdings’s shareholders, was approved by a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and, provided, further, however, that any such individual whose initial assumption of office occurs as the result of or in connection with either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of an entity other than the Board shall not be so considered as a member of the Incumbent Board.

23.
Representation. The Employee hereby represents to the Employer: (a) that he is not subject to any direct or indirect restrictions on his ability to be employed with or perform services for the Company and he will not be breaching any obligation to any former employers or third parties by entering into this Agreement or being employed with or performing services for the Company, including, without limitation, any unexpired post termination restrictions such as a non-competition or non-solicitation agreement in connection with any former employer, and that he is able to perform his duties to the Company without violating any law; (b) that he will fully comply with any prior employers' requirements regarding the treatment and use of non public confidential/proprietary information, and that he will not use such information in his work at the Company; and (c) that prior to his employment with the Company, he has not used or brought to the Company, and during the course of his employment with the Company, he will not use or bring to the Company, without prior permission or license, any data, information, programs, models, intellectual property or confidential information belonging to any other person, entity or firm.

24.
Indemnification. The Employer shall indemnify the Employee, subject to applicable law, against all judgments, damages, costs, charges and expenses incurred or sustained by the Employee in connection with any suit against the Employee by the Employee's former employer, Liberty International Underwriters ("Liberty"), regarding the Employer's hiring of the Employee or the Employee's work for the Company. The indemnification set forth in this Section 24 is subject to the following: (a) the Employee's representations set forth in Section 23 are truthful and the Employee has fully complied with any obligations that the Employee may have to Liberty; (b) the Employee cooperates with the Employer and its counsel in connection with any matter that is encompassed within this indemnification; and (c) the Employer will have the right to control the defense or settlement of any matter that is encompassed within this indemnification, including the selection and direction of the Employee's counsel. For the avoidance of doubt, in the event that any of the provisions of Section 23(a), (b) or (c) is not satisfied, the Employer will be entitled to recover from the Employee all costs and expenses (including attorney's fees) that the Employer has paid on behalf of the Employee in providing the defense or settlement of any matter pursuant to this indemnification provision. This provision will supplement the Employee's rights to indemnification provided pursuant to applicable law and bylaws.

IN WITNESS WHEREOF, this Agreement has been executed by the Employer, by its duly authorized officer, and by the Employee, as of the date first above written.

ASPEN INSURANCE U.S. SERVICES INC.

/s/ David Cohen                            By:     /s/ Michael Cain
David Cohen                            Name:    Michael Cain
Title: Group General Counsel